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                    SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)

                             ACCELERATED BENEFITS RIDER


              THIS RIDER IS A PART OF, AND SUBJECT TO THE OTHER TERMS
                           AND CONDITIONS OF, THE POLICY.

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BENEFITS AS SPECIFIED UNDER THE POLICY WILL BE REDUCED UPON RECEIPT OF AN
ACCELERATED BENEFIT PAYMENT. RECEIPT OF ACCELERATED BENEFIT PAYMENTS MAY BE TAXABLE. YOU SHOULD CONTACT YOUR PERSONAL TAX ADVISOR FOR SPECIFIC ADVICE. NEITHER THE COMPANY NOR ANY REPRESENTATIVE CAN PROVIDE TAX ADVICE.
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DEFINITIONS

ACCELERATED BENEFIT PAYMENT:  The amount of benefit payable to You.

ELIGIBLE AMOUNT: If Death Benefit Option A has been elected - The Specified Face Amount of the Policy.

If Death Benefit Option B has been elected - The Specified Face Amount plus the Account Value of the Policy.

ACCELERATED AMOUNT: The portion of the Eligible Amount requested by You, not to exceed the lesser of:

i)   75% of the Eligible Amount; or

ii)  $250,000.

PHYSICIAN: A licensed, medical practitioner performing within the scope of that practitioner's license. A Physician must not be You; the Insured; or the brother, sister, parent, spouse or child of either You or the Insured.

TERMINALLY ILL: A life expectancy of 12 months or less due to illness or physical condition. We will require proof, satisfactory to Us that the Insured is Terminally Ill. This proof will include, but is not limited to, certification by a Physician.

BENEFIT
We will pay an accelerated benefit if the Insured is Terminally Ill, subject to the provisions of this rider. The Eligible Amount available under the Policy will be determined as of the date We receive Your written request to accelerate benefits.

The Accelerated Amount will be subject to the following adjustments:

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a)   12 month discount to the Accelerated Amount will be calculated.  It will be based on an annual interest rate that will not exceed the greater of:

     1) the yield on 90-day Treasury bills on the day We receive Your request for an acceleration of benefits; or

     2)   the statutory maximum Policy loan interest rate.

b) If on the date We approve Your request, there is an outstanding Policy loan, We will deduct a portion from the Accelerated Amount as partial payment of the Policy loan. That portion is determined by dividing the Accelerated Amount by the Eligible Amount, and then multiplying that percentage by the amount of the Policy loan.

c) A deduction will be made for any administrative fee that is in effect at the time We receive your request to accelerate the benefits under this Policy. It will not exceed $150.

The Accelerated Benefit Payment will be equal to the Accelerated Amount minus
a), minus b), and minus c) above.  We will pay this amount as a lump sum.

ADJUSTMENTS TO POLICY VALUES
Upon payment of the Accelerated Benefit Payment, the Policy will remain in force. The Specified Face Amount and the Account Value will be reduced by the ratio of the Accelerated Amount to the Eligible Amount.

Any outstanding Policy loan will be reduced by the portion of the Policy loan repaid as determined under the Benefit provision of this rider.

New Policy Specifications reflecting the Accelerated Benefit Payment will be mailed to you and become part of the Policy.

CONDITIONS
Payment of an accelerated benefit is subject to the following conditions:

1. The Policy must be in force for at least two years from the later of the following:

     a.   The Issue Date of the Policy.
     b.   The date of last Reinstatement.

2. Your written request, in a form satisfactory to Us, must be submitted with this Policy to Our Principal Office. Upon receipt of Your request, we will mail a claim form, for completion by the Insured, to Your address of record within 10 working days.

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3.   Written consent, in a form satisfactory to Us, by any spouse and/or irrevocable beneficiaries, if any, having an interest in this Policy, based on Our records.

4.   The Policy must not be assigned to any person except to Us.

5. The total Accelerated Amounts under all policies issued by Sun Life Assurance Company of Canada (U.S.) or any affiliated company on the life of the Insured will not exceed $250,000.

6. We reserve the right to obtain a second medical certification, at Our expense, from a Physician We select.

7. This rider provides for the accelerated payment of Policy Proceeds and is not intended to allow third parties to cause You to involuntarily invade Policy Proceeds ultimately payable to the named Beneficiary. Therefore, an Accelerated Benefit Payment will be made available to You on a voluntary basis only. No accelerated Benefit Payment will be processed if You are required to request it by any third party, including any creditor, governmental agency, trustee in bankruptcy or any other person or as the result of a court order.

TERMINATION
This rider will terminate on the earliest of:

a.   the date the Accelerated Benefit Payment is paid; or
b.   the date that the Policy lapses because of insufficient value; or
c.   the date We receive Your written request to cancel this rider; or
d.   Maturity of the Policy.

MISCELLANEOUS
Except as modified by this rider, the Definitions and the General Provisions Sections of the Policy also apply to this rider.

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                                        President